Item 77C

Scudder Short-Term Bond Fund, a series of SCUDDER FUNDS TRUST

The Proxy Statement on Schedule 14A for Scudder Short-Term Bond Fund, a series of Scudder Funds Trust (File No. 811-3229), is incorporated by reference to the Definitive Proxy Statement for such fund filed with the Securities and Exchange Commission on February 25, 2002.